Exhibit 3.159

ARTICLES OF INCORPORATION

OF

LAKESHORE SYSTEM SERVICES OF FLORIDA, INC.

The undersigned, for the purposes of forming a corporation under the Florida Business Corporation Act, adopt the following Articles of Incorporation:

ARTICLE ONE

NAME

1.01. The name of the Corporation is Lakeshore System Services of Florida, Inc.

ARTICLE TWO

DURATION

2.01. The term of existence of the Corporation is perpetual.

ARTICLE THREE

PURPOSE

3.01. The nature of the business of the Corporation and its objects, purposes and powers are:

(a) Subject to approval of the Agency for Healthcare Administration, to obtain Certificate of Need #6573, for a forty (40) bed rehabilitation hospital in Bay County, Florida, from Gulf Coast Rehabilitative Services, Ltd.

(b) To construct, operate and manage a forty (40) bed rehabilitation hospital in Bay County, Florida and all related activities pursuant to Certificate of Need #6573.

(c) In general, to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated, directly or indirectly, to promote the interest of the Corporation or to enhance the value of its properties.

ARTICLE FOUR

CAPITAL STOCK

4.01. The aggregate number of shares that the Corporation has authority to issue is one hundred (100), all of which shall be common shares with par value of $1.00.

ARTICLE FIVE

PREEMPTIVE RIGHTS GRANTED

5.01. Each shareholder of any class of stock of this Corporation shall be entitled to full preemptive rights to purchase any unissued or treasury shares of the Corporation and any securities of the Corporation convertible into or carrying a right to subscribe to or acquire any unissued or treasury shares.

ARTICLE SIX

REGISTERED AND PRINCIPAL OFFICES

6.01. The street address of the initial registered office of the Corporation is 1200 South Pine Island Road, Plantation, Florida 33324 and the name of the initial registered agent at that address is CT Corporation System.

6.02. The mailing address of the Corporation is 813 Shades Creek Parkway, Suite 300, Birmingham, Alabama 35201.

6.03. The address of the principal place of business of the Corporation is 813 Shades Creek Parkway, Suite 300, Birmingham, Alabama 35201.

ARTICLE SEVEN

DIRECTORS

7.01. The initial Board of Directors of the Corporation shall consist of two (2) members.

7.02. The names and addresses of the members of the first Board of Directors are:

Name	Address
Michael E. Stephens	813 Shades Creek Parkway Suite 300 Birmingham, Alabama 35209

Thomas W. Marshall	813 Shades Creek Parkway Suite 300 Birmingham, Alabama 35209

ARTICLE EIGHT

INCORPORATORS

8.01. The names and address of the incorporator is:

Name	Address
Colin H. Luke	Post Office Box 306 Birmingham, Alabama 35201

IN WITNESS WHEREOF, I have subscribed my name at Birmingham, Alabama, on May 5, 1994.

/s/ [Colin H. Luke]
Colin H. Luke
Sole Incorporator

This Instrument was prepared by:

Colin H. Luke

Balch & Bingham

1901 Sixth Avenue North, Suite 2600

Birmingham, Alabama 35203

(205) 251-8100

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